Press Release                                Source: Fortis Enterprises, Inc.

Fortis Enterprises Announces Business Strategy
Tuesday July 22, 12:47 pm ET

ALTAMONTE SPRINGS, Fla.--(BUSINESS WIRE)--July 22, 2003--Fortis Enterprises, Inc. (OTCBB:FRTE - News) announced today that the Company will begin focusing efforts on a business strategy believed to hold numerous opportunities for growth and expansion.

Fortis Enterprises, Inc. is a publicly traded company and trades on the Over The Counter Bulletin Boards (OTC BB) under the symbol FRTE. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets.

FRTE believes that the Company can achieve both profitability and overall revenue growth by "rolling up" smaller individually owned restoration companies under the "umbrella" of Fortis Enterprises as the parent company. The Company intends to achieve growth through mergers and acquisitions of small to mid-sized cleaning and restoration services companies throughout the United States.

Fortis Enterprises intends to focus on growth through acquisition. Company management believes that there can be "Economies of Scale" achieved by consolidating the "single owner" restoration companies into Fortis Enterprises, Inc. Fortis believes that it can reduce combined overall overhead among the companies acquired by eliminating many duplicated everyday business headaches for the small business owners such as accounting services, marketing and advertising costs, office staff and equipment and etc. Fortis also believes that consolidating and focusing efforts on a combined marketing campaign will assist the various companies merged into Fortis Enterprises, Inc. to achieve overall revenue growth.

For up to date corporate information about Fortis Enterprises, Inc., contact Stephen W. Carnes at 407-435-3959. E-mail: info@fortisenterprises.com

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements.


Contact:
     Fortis Enterprises, Inc., Altamonte Springs
     Stephen W. Carnes, 407-435-3959
     E-mail: info@fortisenterprises.com



Source: Fortis Enterprises, Inc.